As filed with the U.S. Securities and Exchange Commission on October 19, 2021.
Registration No. 333-259740
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Aris Water Solutions, Inc.
(Exact name of registrant as specified in its charter)
Delaware	1389	87-1022110
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
9811 Katy Freeway, Suite 700
Houston, Texas 77024
(281) 501-3070
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
William A. Zartler
Founder and Executive Chairman
9811 Katy Freeway, Suite 700
Houston, Texas 77024
(281) 501-3070
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Hillary H. Holmes Andrew L. Fabens Gibson, Dunn & Crutcher LLP 811 Main Street, Suite 3000 Houston, Texas 77002 (346) 718-6600	David J. Miller Trevor Lavelle Latham & Watkins LLP 301 Congress Avenue, Suite 900 Austin, Texas 78701 (737) 910-7300
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-259740) (the “Registration Statement”) is being filed for the purpose of filing Exhibits 23.1 and 23.2 to the Registration Statement. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee, the FINRA fee and the stock exchange listing fee are estimated.
SEC Registration Fee	$33,868
FINRA Filing Fee	55,303
NYSE Listing Fee	250,000
Printing Costs	150,000
Legal Fees and Expenses	1,000,000
Accounting Fees and Expenses	375,000
Transfer Agent Fees and Expenses	23,000
Miscellaneous Expenses	12,829
Total	$1,900,000
Item 14.	Indemnification of Directors and Officers.
Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, no director shall be personally liable to our company or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our amended and restated certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated bylaws will provide that each person who was or is party or is threatened to be made a party to, or was or is otherwise involved in, any threatened, pending or completed proceeding by reason of the fact that he or she is or was a director or officer of our company or was serving at the request of our company as a director, officer, employee, agent or trustee of another entity shall be indemnified and held harmless by us to the full extent authorized by the DGCL against all expense, liability and loss actually and reasonably incurred in connection therewith, subject to certain limitations.
Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.
Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) were in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, (3) the director derived an improper personal benefit from (such as a financial profit or other advantage to which such director was not legally entitled) or (4) breached the director’s duty of loyalty.
We will enter into written indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.
The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will provide for indemnification of our directors and officers by the underwriters against certain liabilities.
Item 15.	Recent Sales of Unregistered Securities.
Except as set forth below, in the three years preceding the filing of this registration statement, we have not issued any securities that were not registered under the Securities Act.
In connection with our incorporation on June 30, 2021 under the laws of the State of Delaware, we issued 1,000 shares of our common stock to Solaris LLC for an aggregate purchase price of $10.00. These securities were offered and sold by us in reliance upon the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act. These shares will be redeemed for nominal value in connection with our reorganization.
Also, in connection with the reorganization transactions described in the accompanying prospectus, we will issue 34,078,344 shares of Class B common stock to Solaris LLC. The shares of Class B common stock will be issued for nominal consideration in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction does not involve a public offering. No underwriters will be involved in the transaction.

Item 16.	Exhibits and Financial Statement Schedules.
(a) Exhibits
Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1*	Form of Amended and Restated Certificate of Incorporation.
3.2*	Form of Amended and Restated Bylaws.
4.1*	Indenture, dated as of April 1, 2021, among Solaris Midstream Holdings, LLC, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.
4.2*	Form of Registration Rights Agreement.
5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
10.1*	Form of Fourth Limited Liability Company Agreement of Solaris Midstream Holdings, LLC.
10.2*	Form of Tax Receivable Agreement.
10.3*	Form of Indemnification Agreement.
10.4*
Second Amended and Restated Credit Agreement, dated as of April 1, 2021, among Solaris Midstream Holdings, LLC, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent and lead arranger.

10.5†*	Form of Aris Water Solutions, Inc. 2021 Equity Incentive Plan.
10.6†*	Letter Agreement between Solaris Midstream Holdings, LLC and William Zartler dated January 29, 2021.
10.7†*	Letter Agreement between Solaris Midstream Holdings, LLC and Amanda Brock dated January 29, 2021.
10.8#*
Amended and Restated Water Gathering and Disposal Agreement, dated June 11, 2020, by and among Solaris Midstream DB-NM, LLC, COG Operating LLC, COG Production LLC, Concho Oil & Gas LLC and COG Acreage LP.

10.9*	Form of Director Nomination Agreement.
21.1*	List of subsidiaries of Aris Water Solutions, Inc.
23.1**	Consent of BDO USA, LLP.
23.2**	Consent of BDO USA, LLP.
23.3*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of the initial filing of this Registration Statement).
99.1*	Consent of Joseph Colonnetta.
99.2*	Consent of Debra G. Coy.
99.3*	Consent of W. Howard Keenan, Jr.
99.4*	Consent of Christopher Manning.
99.5*	Consent of Andrew O’Brien.
99.6*	Consent of Donald C. Templin.
99.7*	Consent of M. Max Yzaguirre.
*	Previously filed.
**	Filed herewith.
†	Management contract or compensatory plan or arrangement.
#	Certain confidential information contained in this agreement has been omitted because it is both (i) not material and (ii) the type of information that the Company treats as private or confidential.
(b) Financial Statement Schedules
None. Financial statement schedules have been omitted because the information is included in our consolidated financial statements included elsewhere in this Registration Statement.
Item 17.	Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on October 19, 2021.
ARIS WATER SOLUTIONS, INC.

By:	/s/ Amanda M. Brock
Name:	Amanda M. Brock
Title:	President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement have been signed by the following persons in the capacities indicated on the 19th day of October, 2021.
Signature	Title

/s/ Amanda M. Brock	President and Chief Executive Officer and Director (principal executive officer)
Amanda M. Brock

/s/ Brenda R. Schroer	Chief Financial Officer (principal financial officer)
Brenda R. Schroer

/s/ Dustin A. Hatley	Chief Accounting Officer (principal accounting officer)
Dustin A. Hatley

/s/ William A. Zartler	Executive Chairman
William A. Zartler